Exhibit 99.1

CERo Therapeutics, Inc.

Financial Statements

December 31, 2023 and 2022

i

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of CERo Therapeutics, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CERo Therapeutics, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since its inception, and has negative cash flows from operations and will need additional funding to complete planned development efforts. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

We have served as the Company’s auditor since 2023.

Boston, MA

April 1, 2024

CERo Therapeutics, Inc.

Balance Sheets

December 31, 2023 and 2022

	2023	2022
ASSETS

Cash, restricted cash, and cash equivalents	$1,601,255	$6,819,564
Prepaid expenses and other current assets	368,780	256,459
Total current assets	1,970,035	7,076,023
Operating lease right-of-use asset	2,189,565	2,846,041
Property and equipment, net	966,702	1,427,424
Total assets	$5,126,302	$11, 349,488

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	$1,671,745	$391,185
Accrued liabilities	144,633	100,394
Common stock subscription deposit	1,875	-
Operating lease liability	769,092	672,374
Short-term notes payable, net	599,692	-
Preferred stock warrant liability	320,117	-
Total current liabilities	3,507,154	1,163,953
Operating lease liability, net of current portion	1,575,499	2,344,590
Preferred stock warrant liability	-	610,381
Total liabilities	5,082,653	4,118,924
Commitments and contingencies
Convertible preferred stock, $0.0001 par value per share, issuable in series:
Series Seed: 5,155,703 shares authorized, issued and outstanding; aggregate liquidation preference of $4,154,981 at December 31, 2023	4,077,560	4,077,560
Series A: 24,614,402 shares authorized, 22,764,764 shares issued and outstanding; aggregate liquidation preference of $39,999,967 at December 31, 2023	38,023,784	38,023,784
Total convertible preferred stock	42,101,344	42,101,344
Stockholders’ deficit
Common stock, $0.0001 par value, 45,350,000 shares authorized: 9,068,899 and 9,044,733 shares issued and outstanding at December 31, 2023 and 2022, respectively	907	904
Additional paid-in capital	1,031,219	928,560
Accumulated deficit	(43,089,821)	(35,800,244)
Total stockholders’ deficit	(42,057,695)	(34,870,780)
Total liabilities, convertible preferred stock and stockholders’ deficit	$5,126,302	$11,349,488

See accompanying notes to financial statements.

CERo Therapeutics, Inc.

Statements of Operations

For the years ended December 31, 2023 and 2022

	2023	2022
Operating expenses:
Research and development	$5,288,580	$9,845,603
General and administrative	2,386,469	2,125,628
Total operating expenses	7,675,049	11,971,231
Loss from operations	(7,675,049)	(11,971,231)
Interest and other income, net	385,472	142,115
Net loss	$(7,289,577)	$(11,829,116)
Net loss per share:
Basic and diluted	$(0.80)	$(1.32)
Shares used in computing net loss per share:
Basic and diluted	9,058,025	8,974,247

See accompanying notes to financial statements.

CERo Therapeutics, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

For the years ended December 31, 2023 and 2022

	Convertible Preferred Stock						Additional		Total
	Series Seed		Series A		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2021	5,155,703	4,077,560	22,764,764	38,023,784	8,974,421	897	541,872	(23,971,128)	(23,428,359)
Issuance of common stock from exercise of stock options	-	-	-	-	70,312	7	5,618	-	5,625
Stock-based compensation expense	-	-	-	-	-	-	381,070	-	381,070
Net loss	-	-	-	-	-	-	-	(11,829,116)	(11,829,116)
Balance at December 31, 2022	5,155,703	$4,077,560	22,764,764	$38,023,784	9,044,733	$904	$928,560	$(35,800,244)	$(34,870,780)
Issuance of common stock from exercise of stock options	-	-	-	-	24,166	3	5,763	-	5,766
Stock-based compensation expense	-	-	-	-	-	-	96,896	-	96,896
Net loss	-	-	-	-	-	-	-	(7,289,577)	(7,289,577)
Balance at December 31, 2023	5,155,703	$4,077,560	22,764,764	$38,023,784	9,068,899	$907	$1,031,219	$(43,089,821)	$(42,057,695)

See accompanying notes to financial statements.

CERo Therapeutics, Inc.

Statements of Cash Flows

For the years ended December 31, 2023 and 2022

	2023	2022
Cash flows from operating activities:
Net loss	$(7,289,577)	$(11,829,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	460,722	476,275
Stock-based compensation	96,896	381,070
Amortization of right-to-use operating lease asset	656,476	596,534
Amortization of debt discount	35,655	-
Gain on revaluation of warrant liability	(290,264)	(36,992)
Change in assets and liabilities:
Prepaid expenses and other current assets	(112,321)	49,587
Accounts payable	1,280,560	(68,734)
Accrued liabilities	44,239	(692,685)
Operating lease liability	(672,373)	(585,250)
Net cash used in operating activities	(5,789,987)	(11,709,311)
Cash flows from investing activities:
Purchases of property and equipment	-	(694,232)
Net cash used in investing activities	-	(694,232)
Cash flows from financing activities:
Proceeds from issuance of convertible notes, net	605,230	-
Issuance costs for convertible notes	(41,193)	-
Common stock subscription deposit	1,875	-
Cash proceeds from exercise of stock options	5,766	5,625
Net cash provided by financing activities	571,678	5,625
Net decrease in cash, restricted cash, and cash equivalents	(5,218,309)	(12,397,918)
Cash, restricted cash, and cash equivalents at beginning of year	6,819,564	19,217,482
Cash, restricted cash, and cash equivalents at end of year	$1,601,255	$6,819,564
Supplemental disclosure of cash as reported within the audited condensed balance sheets:
Cash	$1,518,676	$6,651,454
Cash equivalents	2,823	88,354
Restricted cash	79,756	79,756
Cash, cash equivalents, and restricted cash	1,601,255	6,819,564

See accompanying notes to financial statements.

CERo Therapeutics, Inc.

Notes to Financial Statements

NOTE 1 – Organization and Description of the Business

Nature of Operations – CERo Therapeutics, Inc. (the “Company”) was incorporated in Delaware on September 23, 2016, and is based in South San Francisco, California. The Company is focused on genetically engineering human immune cells to fight cancer. Since inception, the Company has focused on developing its therapeutic platform and has not yet begun clinical development or product commercialization. Future Company efforts will focus on continued product development, including clinical development, to support regulatory approval to commercialize and subsequent product commercialization.

Going concern – The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development (“R&D”) activities and meet its obligations on a timely basis. Since inception, the Company has incurred net losses and operating cash flow deficits, resulting in an accumulated deficit of $43.1 million as of December 31, 2023. Additional funds are necessary to maintain current operations and to continue R&D activities. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully continue its R&D activities and planned regulatory filings with the Food and Drug Administration (“FDA”). If the Company is unable to obtain necessary funds, significant reductions in spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations, and prospects. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements are issued. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Risks and uncertainties – The Company is subject to all of the risks inherent in an early-stage biotechnology company. These risks include, but are not limited to, limited management resources, intense competition, and dependence upon the availability of cash to sustain operations. The Company’s operating results may be materially affected by the foregoing factors.

The Company’s research also requires approvals from the FDA prior to beginning clinical trials and prior to product commercialization. There can be no assurance that the Company’s current ongoing research and future clinical development will result in the granting of these required approvals. If the Company is denied such approvals or such approvals are substantially delayed, they could have a material adverse effect upon the Company’s future financial results and cash flows.

NOTE 2 – Significant Accounting Policies

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period. Items subject to such estimates and assumptions include the estimates of the fair values of convertible preferred stock, common stock, and preferred stock warrant liability, stock-based compensation expense, the present value of right-to-use assets and lease liabilities, and the valuation allowance associated with deferred tax assets. Actual results could differ from those estimates.

Cash, restricted cash, and cash equivalents – The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2023 and 2022, cash and cash equivalents consist of cash deposited with banks, including a money market sweep account. Restricted cash consists of $79,756 held on account by a financial institution as collateral for a demand letter of credit issued as a real estate security deposit.

CERo Therapeutics, Inc.

Notes to Financial Statements

Concentration of credit risk – Financial instruments that potentially subject the Company to credit risk consist primarily of cash, restricted cash, and cash equivalents. The Company’s cash, restricted cash, and cash equivalents are on deposit with two financial institutions that management believe are of sufficiently high credit quality. Deposits at any of the Company’s financial institutions may, at times, exceed federal insured limits.

Property and equipment – Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years or the remaining lease term for leasehold improvements, if shorter. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Impairment of long-lived assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. Through December 31, 2023, the Company has not experienced any impairment losses on its long-lived assets.

Leases – The Company determines if an arrangement contains a lease at inception. A lease is an operating or financing contract, or part of a contract, that conveys the right to control the use of an identified tangible asset for a period of time in exchange for consideration.

At lease inception, the Company recognizes a lease liability equal to the present value of the remaining lease payments, and a right of use asset equal to the lease liability, subject to certain adjustments, such as for lease incentives. In determining the present value of the lease payments, the Company uses its incremental borrowing rate, determined by estimating the Company’s applicable, fully collateralized borrowing rate, with adjustment as appropriate for lease term. The lease term at the lease commencement date is determined based on the non-cancellable period for which the Company has the right to use the underlying asset, together with any periods covered by an extension option if the Company is reasonably certain to exercise that option.

Right-of-use assets and obligations for leases with an initial term of 12 months or less are considered short term and are (a) not recognized in the balance sheet and (b) recognized as an expense on a straight-line basis over the lease term. The Company does not sublease any of its leased assets to third parties and the Company’s lease agreements do not contain any residual value guarantees or restrictive covenants.

The accounting for leases includes a number of reassessment and re-measurement requirements for lessees based on certain triggering events or impairment conditions. There were no impairment indicators identified during the years ended December 31, 2023 or 2022 that would require impairment testing of the Company’s right-of-use assets.

Certain of the Company’s leases include variable lease costs to reimburse the lessor for real estate tax and insurance expenses, and certain non-lease components that transfer a distinct service to the Company, such as common area maintenance services. The Company has elected to separate the accounting for fixed lease components and variable and non-lease components for real estate and equipment leases. The variable lease costs are recorded on the statement of operations as rent expense, within general and administrative expenses. The Company does not have any financing leases at December 31, 2023 or 2022.

Convertible preferred stock – The Company’s convertible preferred stock is redeemable upon the liquidation or winding up of the Company, a change in control, or a deemed liquidation event related to the sale of substantially all the assets of the Company. Based on the ownership of the Company’s equity and associated board of director control, deemed liquidation events are not solely within the control of the Company. As a result, the shares of the Company’s convertible preferred stock are considered contingently redeemable. The Company has elected to present its convertible preferred stock as mezzanine equity in its balance sheet. Further, the Company has elected not to adjust the carrying values of its convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values will be made when it becomes probable that such redemption will occur. The Company has not included the effect of convertible preferred stock in the calculation of diluted loss per share, since the inclusion of such convertible preferred stock would be anti-dilutive.

CERo Therapeutics, Inc.

Notes to Financial Statements

Preferred stock warrant liability – Warrant accounting requires liability classification of warrants when the warrants include a conditional obligation, once the warrant is exercised, that would require the Company to redeem its equity shares. As stated above, the shares of the Company’s convertible preferred stock are considered contingently redeemable and therefore, any preferred stock warrants to purchase preferred shares are classified as a liability in the Company’s balance sheets. The warrants are analyzed to determine whether the warrant is a freestanding instrument and if so, whether the warrant was issued in a transaction with other instrument(s). If a freestanding warrant is issued with other instruments in a single transaction, then the proceeds of the transaction are allocated first to the fair value of the warrant, with the remainder being allocated to the other instruments. The warrants are remeasured as of each reporting period end, with any changes in fair value recognized as interest and other income, net in the statement of operations. The Company has determined that the warrant liability is a Level 3 instrument in the fair value measurements hierarchy. The Company has not included the effect of the preferred stock warrants in the calculation of diluted loss per share since the inclusion of such warrants would be anti-dilutive.

Fair value measurements – The Company’s assets and liabilities are carried at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the assumptions that market participants would use in pricing an asset or liability (the inputs) are based on a tiered fair value hierarchy consisting of three levels, as follows:

Level 1	–	Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	–	Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3	–	Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions about how market participants would price the asset or liability. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Carrying amounts of certain of the Company’s financial instruments, including cash, restricted cash, and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.

Non-financial assets such as property and equipment are evaluated for impairment and adjusted to fair value using Level 3 inputs only when impairment is recognized. Fair values are considered Level 3 when management makes significant assumptions in developing a discounted cash flow model based upon a number of considerations including projections of revenues, earnings, and a discount rate. To date, the Company has not recorded any adjustments to fair value related to impairment on property and equipment.

CERo Therapeutics, Inc.

Notes to Financial Statements

At December 31, 2023 and 2022, the fair value of the Company’s preferred stock warrant liability (see Note 7 for details) was classified as follows:

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$-	$-	$320,117	$320,117

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$-	$-	$610,381	$610,381

The change in the fair value measurement using significant inputs (Level 3) is summarized below:

Balance at December 31, 2021	$647,373
Gain on revaluation of warrant liability	(36,992)
Balance at December 31, 2022	$610,381
Gain on revaluation of warrant liability	(290,264)
Balance at December 31, 2023	$320,117

Research and development – R&D costs consist primarily of salaries and benefits, including stock-based compensation, occupancy, materials and supplies, contracted research, consulting arrangements, and other expenses incurred in the pursuit of the Company’s R&D programs. R&D costs are expensed as incurred.

Stock-based compensation – The Company periodically issues common stock and stock options to officers, directors, and consultants for services rendered. Stock-based compensation accounting requires the recognition of stock-based compensation expense, using a grant date fair value-based method, for costs related to all share-based payments including stock options and restricted stock awards granted to employees and non-employees. Companies are required to estimate the fair value of all share-based payment awards on the date of grant using an option pricing model, and the Company uses a Black-Scholes option pricing model (“Black-Scholes”) to estimate option award fair value. The fair value of restricted stock awards is based upon the estimated share price of the common shares on the date of grant. Forfeitures are accounted for as they occur, and the Company applies the simplified method to estimate expected term of “plain vanilla” options. All options and restricted stock awards granted since inception are expensed on a straight-line basis over the requisite service period, which is usually the vesting period, and the related amount is recognized in the statements of operations.

The accounting for stock options granted to outside consultants is consistent with the accounting for stock-based payments to officers and directors, as described above, by measuring the cost of services received in exchange for equity awards utilizing the grant date fair value of the awards, with the cost recognized as stock-based compensation expense on the straight-line basis in the Company’s financial statements over the vesting period of the awards.

Income taxes – The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CERo Therapeutics, Inc.

Notes to Financial Statements

The Company follows tax accounting requirements for the recognition, measurement, presentation, and disclosure in the financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded in the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense, as necessary. The Company has not recorded any interest or penalties associated with income tax since inception. Tax years subsequent to 2020 are subject to examination by federal and state authorities.

Earnings per share – The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding and excludes the dilutive effect of convertible preferred stock, convertible preferred stock warrants, stock options or any other type of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding and when the effect of stock options, warrants and other types of convertible securities is dilutive, they are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where the Company reports a net loss.

Recent accounting pronouncements not yet adopted – In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This amends the ASC 815 Derivatives and Hedging—Contracts in Entity’s Own Equity to simplify the guidance on (1) accounting for convertible instruments, and (2) the derivatives scope exception for contracts in an entity’s own equity. The guidance on earnings per share (“EPS”) has also been amended to simplify the calculations and make them more internally consistent. The standard will be effective for nonpublic business entities beginning after December 15, 2023. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, processes, and internal controls.

NOTE 3 – NET LOSS PER COMMON SHARE

The accounting standards require the presentation of both basic and diluted earnings per share on the face of the statements of operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. If there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options into shares of common stock, exercise of preferred warrants into shares of preferred stock, and conversion of preferred stock into shares of common stock, net of any shares assumed to have been purchased with the proceeds, using the treasury stock method. In periods for which the Company reports a net loss, the common stock equivalents are not included, as they would be anti-dilutive.

The following table summarizes the number of shares of common stock issuable upon conversion or exercise, as applicable, of convertible securities, warrants and restricted stock that were not included in the calculation of diluted net loss per share because such shares are antidilutive:

	Year ended December 31,
	2023	2022
Common stock options	782,499	1,138,110
Convertible preferred stock	27,920,467	27,920,467
Convertible preferred warrants	1,849,638	1,849,638
	30,552,604	30,908,215

Restricted common stock can be issued to directors, executives or employees of the Company and are subject to time-based vesting. These potential shares are excluded from the computation of basic loss per share as these shares are not considered outstanding until vested. No unvested restricted common stock awards were outstanding at December 31, 2023 or 2022.

CERo Therapeutics, Inc.

Notes to Financial Statements

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following as of December 31, 2023 and 2022:

	2023	2022
Laboratory equipment	$2,507,839	$2,507,839
Computers	38,323	38,323
Furniture	8,429	8,429
Less: Accumulated depreciation	(1,587,889)	(1,127,167)
	$966,702	$1,427,424

Depreciation expense was $460,722 and $476,275 for the years ended December 31, 2023 and 2022, respectively.

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2023 and 2022:

	2023	2022
Employee-related liabilities	$68,697	$19,758
Accrued legal expenses	46,466	18,040
Accrued interest	27,637	12,014
Accrued consulting expenses	1,833	50,582
	$144,633	$100,394

NOTE 6 – Leases

As of December 31, 2023 and 2022, the Company holds one five-year lease for laboratory and office space. The lease has escalating contractual rent and variable rent components and the Company elects to separate the contractual and variable elements for valuing the lease liability and right-to-use asset. The lease does not have any options for extension or expansion of the lease. The Company recorded the following lease costs:

	For the year ended December, 31
	2023	2022
Operating leases:
Operating lease cost	$930,913	$917,324
Variable lease cost	637,016	545,220
Total lease cost	$1,567,929	$1,462,544

Cash paid for amounts included in the measurement of lease liabilities	$933,221	$906,040
Right-of-use assets, net	2,189,565	2,846,041
Operating lease liabilities, current	769,092	672,374
Operating lease liabilities, non-current	1,575,499	2,344,590
Total operating lease liabilities	$2,344,591	$3,016,964
Weighted-average remaining lease term of operating leases (in years)	2.75	3.75
Weighted-average discount rate for operating leases	9.60%	9.60%

CERo Therapeutics, Inc.

Notes to Financial Statements

The interest expense related to leases was $260,848 and $320,790 for years ended December 31, 2023 and 2022, respectively.

The following table reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the balance sheets as of December 31, 2023:

Year ending December 31:	Operating Leases
2024	961,218
2025	990,055
2026	726,394
Total lease payments	2,677,667
Less imputed interest	(333,076)
Total lease liabilities	$2,344,591

NOTE 7 – CONVERTIBLE PREFERRED STOCK

The Company had 75,120,105 shares of capital stock authorized as of December 31, 2023 and 2022, consisting of 45,350,000 shares of common stock and 29,770,105 shares of convertible preferred stock. All classes of the Company’s stock have a par value of $0.0001. On February 14, 2024, on the close of the business combination (the “Business Combination”), pursuant to the Business Combination Agreement, dated as of June 4, 2023, as amended from time to time (as amended, the “Business Combination Agreement”) by and among the Company, Phoenix Biotech Acquisition Corp. (“PBAX”) and PBCE Merger Sub, Inc. (“Merger Sub”), the outstanding convertible preferred stock converted to CERo Therapeutics Holdings, Inc. (“New CERo”) common stock at a conversion ratio equal to 0.0806 and 0.1757 shares of New CERo common stock, par value $0.0001 per share (“New CERo Common Stock”) for each share of Series Seed convertible preferred stock (“Series Seed Preferred Stock”) and Series A convertible preferred stock (“Series A Preferred Stock”), respectively, resulting in the issuance of 415,498 and 3,999,997 common shares for the Series Seed Preferred Stock and Series A Preferred Stock, respectively (see Note 15).

At December 31, 2023 and 2022, convertible preferred stock consisted of the following:

	Shares authorized	Shares issued and outstanding	Liquidation amount
Series Seed	5,155,703	5,155,703	$4,154,981
Series 1	100	-	-
Series A	24,614,402	22,764,764	39,999,967
	29,770,205	27,920,467	$44,154,948

Series 1 Convertible Preferred Stock – The Company issued 100 shares of Series 1 preferred stock (“Series 1 Preferred Stock”) in 2018, which was subsequently converted on November 14, 2019 into 2,845,597 shares of Series A Preferred Stock. There were no shares of Series 1 Preferred Stock outstanding in the years ended December 31, 2023 or 2022.

Series Seed and Series A Preferred Stock – Holders have various rights and preferences as follows:

Voting rights – The holders of convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. Holders of convertible preferred stock and common stock vote together as a single class. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible.

Dividends – Dividends are payable when and if declared by the board of directors (the “Board of Directors”), and preferred stockholders have preference over common stockholders for the payment of dividends. The holders of Series Seed Preferred Stock and Series A Preferred Stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at a rate of $0.0645 and $0.1406, respectively, per share, per annum, adjustable for certain events, such as stock splits and combinations. No dividends have been declared or paid by the Company to date.

CERo Therapeutics, Inc.

Notes to Financial Statements

Liquidation – Upon the occurrence of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of Series Seed Preferred Stock, and common stock, an amount per share equal to $1.7571, plus all declared but unpaid dividends.

Upon the completion of the distribution described above, the holders of Series Seed Preferred Stock then outstanding shall be entitled to receive, out of the available funds and assets, in preference to any distribution of any of the assets to holders of common stock, an amount equal to the original issue price for such series of convertible preferred stock, $0.8059, plus any declared but unpaid dividends.

Thereafter, any remaining proceeds shall be distributed among the holders of common stock pro rata based on the number of shares held by each such holder.

Conversion – Each share of convertible preferred stock is convertible into common stock: (i) at the option of the holder; (ii) at the closing of an initial public offering of the Company’s common stock at a price not less than $3.5142 per share and having aggregate cash proceeds of not less than $60,000,000; and (iii) at the date specified by written consent or agreement of the holders of at least 60% of the outstanding shares of Series A Preferred Stock, voting together as a single class. The conversion ratio for the conversion in the above scenarios is currently 100%, determined by dividing the original issue price per share by the conversion price per share, which are each $0.8059 for Series Seed Preferred Stock and each $1.7571 for Series A Preferred Stock.

Redemption – Convertible preferred stock is not mandatorily redeemable and is contingently redeemable only on defined liquidation events not solely in the control of the Company and without fixed or determinable dates.

NOTE 8 – CONVERTIBLE PREFERRED STOCK Warrant liability

On November 14, 2019, the Company issued warrants to purchase a total of 1,849,638 shares of Series A Preferred Stock at a price of $1.7571 per share. The warrants are exercisable into shares of Series A Preferred Stock at the discretion of the holder, at any time in the five years after issuance. The warrants were analyzed and determined to be freestanding instruments issued in a transaction including the conversion or sale of Series A Preferred Stock. A warrant to purchase up to 426,839 shares of Series A Preferred Stock was issued in a transaction that included the conversion of 100 shares of Series 1 Preferred Stock into 2,845,597 shares of Series A Preferred Stock. Another warrant to purchase up to 1,422,799 shares of Series A Preferred Stock was issued concurrent with the purchase of 2,845,597 shares of Series A Preferred Stock. These warrants are collectively are referred to as the “preferred stock warrants.” On February 14, 2024, the preferred stock warrants were converted into warrants to purchase up to 324,999 shares of New CERo Common Stock.

The Company initially recorded the warrants at fair value as valued by a third-party appraiser, who estimated fair value using with estimates of the value and volatility of the Company’s Series A Preferred Stock as well as estimation of the risk-free rate. The appraiser subsequently estimated the fair value of the preferred stock warrants at December 31, 2023 and 2022, using Black-Scholes with the following assumptions:

	December 31,
	2023	2022
Risk-free interest rate	5.4%	4.7%
Expected life (in years)	0.25	1.0
Expected dividend yield	-%	-%
Expected volatility	65.9%	85.0%

At December 31, 2023 and 2022, the preferred stock warrants were exercisable and remained outstanding.

CERo Therapeutics, Inc.

Notes to Financial Statements

NOTE 9 – COMMON STOCK

In September 2016, the Company issued 8,500,000 shares of common stock to the founders (“Founder Stock”) in exchange for consideration payable by cash and by transfer of certain technology and related rights owned by the founders. The Founder Stock vested ratably over a four-year period following the date of issuance. As of December 31, 2022, all Founders Stock was fully vested.

The holders of common stock are also entitled to receive dividends whenever funds are legally available, when and if declared by the Board of Directors. As of December 31, 2023, dividends have never been declared.

At December 31, 2023 and 2022, the Company had reserved common stock for future issuance as follows:

	December 31,
	2023	2022
Convertible preferred stock, authorized but not yet issued	1,849,738	1,849,738
Conversion of convertible preferred stock issued and outstanding	27,920,467	27,920,467
Stock Incentive Plan:
Awards available for grant	3,537,004	3,205,559
Outstanding stock options	782,499	1,138,110
	34,089,708	34,113,874

NOTE 10 – STOCK-BASED COMPENSATION

In October 2016, the Company’s Board of Directors approved the adoption of an Equity Incentive Plan (“EIP”). As amended, the EIP permits the Company to grant awards allowing for the issuance of up to 4,888,402 shares of the Company’s common stock.

The EIP provides for the grant of incentive and non-statutory stock options and restricted stock awards to employees, non-employee directors, and consultants of the Company. Stock options and restricted stock awards granted under the EIP generally vest 25% on the first anniversary of the grant, then monthly to the fourth anniversary of the date of grant. All awards expire ten years from the date of grant. Options are exercisable only to the extent vested. The per share purchase price of all restricted stock and the exercise price of all stock options granted under the EIP must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

Stock option activity for the years ended December 31, 2023 and 2022, was as follows:

	Outstanding Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)
Balance, December 31, 2022	1,138,110	$0.29	8.18
Options exercised	(24,166)	$0.24
Options cancelled/forfeited/expired	(331,445)	$0.31
Balance, December 31, 2023	782,499	$0.27	6.86

Exercisable	651,663	$0.28	6.60

The intrinsic value of options exercised during the years ended December 31, 2023 and 2022 was $9,458 and $35,859, respectively.

CERo Therapeutics, Inc.

Notes to Financial Statements

No options were granted in 2023, and the Company estimated the fair value of stock options granted during the year ended December 31, 2022, using Black-Scholes with the following weighted average assumptions:

2022
Risk-free interest rate	2.28%
Expected life (in years)	8.30
Expected dividend yield	0.0%
Estimated volatility	71.31%

●	The common stock expected dividend yield assumption of 0.0% is based on the Company’s history and expectation of no dividend payouts to common stock.

●	The risk-free interest rate assumption is based on the U.S. Department of Treasury instruments whose term was most consistent with the expected life of the Company’s stock options.

●	The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company does not have any public trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

●	The expected lives of stock options are estimated based on the type of award issued using approaches that do not rely on the historical data of the Company, as management has concluded there is insufficient data to provide a reasonable forward-looking estimate. The expected life of an incentive stock option is estimated using the simplified method described in Staff Accounting Bulletin Topic 14 – Share-Based Payment. All incentive stock options awarded by the Company have terms consistent with this approach, which is to calculate the weighted average midpoint between the vesting date of each vesting tranche and the termination date of the option. Non-qualified stock options are valued using the contractual life as the expected term.

For the year ended December 31, 2023, the Company recorded stock-based compensation expense of $96,896, of which $91,664 was related to R&D and $5,232 was related to general and administrative.

For the year ended December 31, 2022, the Company recorded stock-based compensation expense of $381,070, of which $294,164 was related to R&D and $86,906 was related to general and administrative.

As of December 31, 2023, there was $79,526 of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.05 years. No options were granted in 2023, and the weighted average grant date calculated fair value per share of options granted during the year ended December 31, 2022, was $0.50.

NOTE 11 – INCOME TAXES

The components of the net deferred tax assets were approximately as follows as of December 31, 2023 and 2022:

	2023	2022
Net operating loss carryforwards	$9,067,000	$5,600,000
Section 174 research and development capitalization	2,490,000	1,807,000
Research credits	1,535,000	1,364,000
Fixed assets and intangible assets	401,000	321,000
Right of use asset	(613,000)	(598,000)
Lease liability, net	657,000	634,000
Accruals and others	66,000	42,000
	13,603,000	9,170,000
Less: valuation allowance	(13,603,000)	(9,170,000)
Net deferred tax assets	$-	$-

CERo Therapeutics, Inc.

Notes to Financial Statements

The Company has incurred significant tax losses since inception. Based on the available objective evidence, management cannot conclude it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets. For the years ended December 31, 2023 and 2022, the valuation allowance increased by approximately $4,433,000 and $2,964,000, respectively.

At December 31, 2023, the Company has federal net operating loss carryforwards of approximately $727,000 that begin to expire in 2036. The Company also has federal net operating losses of $28,973,000 that arose after the 2017 tax year that will carry forward indefinitely and the utilization of which is limited to 80% of taxable income for tax years beginning after 2021. The Company has state net operating loss carryforwards of approximately $40,522,000 that will begin to expire in 2036.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carry forwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period. The impact of any limitations that may be imposed due to such ownership changes has not been determined.

As of December 31, 2023, the Company has research credit carry forwards of approximately $930,000 and $1,296,000 for federal and state tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2040. The California credits can be carried forward indefinitely. The Company has not undertaken a detailed analysis of all amounts claimed as research credits for federal or state tax purposes. As a result, amounts ultimately realized for research credits were included in management’s consideration of uncertain tax benefits.

As of December 31, 2023 and 2022, the Company had an unrecognized tax benefit balance of approximately $459,000 and $427,00, respectively, related to R&D credits.

No amount of unrecognized tax benefits as of December 31, 2023 and 2022, if recognized, would reduce the Company’s effective tax rate because the benefits would be in the form of tax credit carryforwards, which would attract a full valuation allowance. There are no provisions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. Because the statute of limitations does not expire until after the net operating loss and credit carryforwards are actually used, the statutes are still open on calendar years ended 2016 and 2017 forward for federal and state purposes.

The Company did not recognize any expense for interest and penalties related to uncertain tax positions during 2023 and 2022, and the Company does not have any amounts related to interest and penalties accrued at December 31, 2023 and 2022.

The Company files U.S. federal and state tax returns. The Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credit.

A reconciliation of the beginning and ending amount of the liability for uncertain tax positions, excluding potential interest and penalties, is as follows:

Balance as of December 31, 2022	$427,000
Increase/(decrease) based on current year tax positions	17,000
Increase/(decrease) for prior year tax positions	15,000
Lapses of applicable statutes	-
Balance as of December 31, 2023	$459,000

CERo Therapeutics, Inc.

Notes to Financial Statements

NOTE 12 – COLLABORATIVE AGREEMENTS

The Company entered into a Collaboration and Option Agreement (the “Collaboration Agreement”) dated March 3, 2020. The Collaboration Agreement granted a royalty-free, nonexclusive, worldwide license to share each party’s technologies to create bi-functional T-cells. The Company was responsible for all employee and other internal costs incurred in the performance of all the Company’s R&D activities, with approved cost overruns funded by the collaborative partner. At the end of the research project, the collaborative partner will be granted the option to enter into an exclusive license for the further development of the combined drug. The Company recognizes the allocation of the costs incurred with respect to the jointly conducted activities as a component of the related expense in the period incurred. The Company ensured that the presentation, classification, and disclosure requirements related to the Collaboration Agreement were followed. Costs incurred related to the Collaboration Agreement are included in R&D costs in the statements of operations, and expense reimbursements of approximately $0 and $182,577 were netted against those costs for the years ended December 31, 2023 and 2022, respectively. The Collaboration Agreement was terminated on March 3, 2023.

NOTE 13 – 401(k) RETIREMENT SAVINGS PLAN

The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary profit sharing and 401(k) matching contributions as defined in the plan and as approved by the Board of Directors. The Company made $63,344 and $139,804 contributions during 2023 and 2022, respectively.

NOTE 14 – RELATED-PARTY TRANSACTIONS

A founder, investor and board observer, has a family relation with the chief executive officer and the chief financial officer in office in 2022. At December 31, 2023, this individual maintained 16.33% of the outstanding and 14.99% of the fully diluted ownership of the Company. In addition, this individual was under a consulting contract in 2022 to advise on research and clinical strategy as the head of the scientific advisory board, for which the individual was paid $50,000 in the year ending December 31, 2022 and $0 in 2023.

An investor had a working relationship with the Company under the Collaboration Agreement described in Note 11 and was actively collaborating with the Company in the year ended December 31, 2022. At December 31, 2023, this investor maintained 7.69% of the outstanding and 9.89% of the fully diluted ownership of the Company.

NOTE 15 – SUBSEQUENT EVENTS

Business Combination

On February 5, 2024, the Company, PBAX and Merger Sub entered into Amendment No. 1 to the Business Combination Agreement (the “First BCA Amendment”) to, among other things, (i) remove the minimum cash condition, (ii) modify the stock-price based milestones such that (a) the trading price condition for the First Level Earnout Target (as defined in the First BCA Amendment) shall be reset from $12.50 to 125% of the reset Conversion Price (as defined in the First BCA Amendment) of the New CERo Series A Preferred Stock (as defined below) and (b) the trading price condition for the Second Level Earnout Target (as defined in the First BCA Amendment) shall be reset from $15.00 to 150% of the reset Conversion Price of New CERo Series A Preferred Stock, and (iii) increase the aggregate number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable to the stockholders of the Company in connection with the Business Combination from 4,651,704 shares to 5,000,000 shares. Such number of shares is in addition to up to 1,200,000 shares issuable upon satisfaction of certain earn-out conditions and 382,651 shares issuable upon exercise of rollover options or warrants.

CERo Therapeutics, Inc.

Notes to Financial Statements

On February 8, 2024, PBAX held a special meeting of stockholders (the “Fourth Special Meeting”). At the Fourth Special Meeting, PBAX’s stockholders adopted and approved (i) the Business Combination Agreement, pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of PBAX and approved the Business Combination and the other transactions and ancillary documents contemplated by and required for the Business Combination; (ii) on a non-binding advisory basis, certain changes to the amended and restated charter of PBAX, including the name change of Phoenix Biotech Acquisition Corp. to CERo Therapeutics Holdings, Inc., share authorizations, and others; (iii) the issuance of Class A common stock to the Company’s stockholders pursuant to the Business Combination Agreement; (iv) the election of five directors; and (v) the 2024 Equity Incentive Plan and the 2024 Employee Stock Purchase Plan (in each case, as defined in the Business Combination Agreement), contingent of the consummation of the Business Combination.

In connection with the approval of the Business Combination, holders of 671,285 shares of Class A common stock, exercised redemption rights. As a result, following satisfaction of such redemptions, PBAX had 5,563,297 shares of Class A common stock outstanding, of which (i) 82,047 were shares of Class A common stock issued to the public in its initial public offering (“IPO”), which shares of Class A common stock were entitled to receive a pro rata portion of the remaining funds in the PBAX trust account in connection with its initial business combination, a liquidation or certain other events, (ii) 4,596,250 were shares of Class A common stock issued upon the conversion of an equal number of shares of PBAX Class B common stock, par value $0.0001 per share (“Class B common stock”), acquired by Phoenix Biotech Sponsor, LLC (the “Sponsor”) prior to its IPO, which shares of Class A common stock did not have redemption rights, and (iii) 885,000 were shares of Class A common stock included in the private placement units acquired in the private placement by the Sponsor and other investors concurrent with the PBAX IPO, which shares of Class A common stock did not have redemption rights. On February 14, 2024, PBAX made a series of payments of an aggregate of $7,456,463.30 to holders of redeemed Class A common stock (an aggregate of $11.11 per redeemed share).

On February 13, 2024, the Company, PBAX and Merger Sub entered into Amendment No. 2 to the Business Combination Agreement to create two additional pools of earnout shares (the “Earnout Shares”) of Class A common stock, one pool of which will contain 875,000 shares, which will be fully vested at closing of the Business Combination and which are being issued as an offset to the agreement by Sponsor to forfeit an offsetting number of shares, and one pool of which will contain 1,000,000 shares, which will be fully vested upon the achievement of certain regulatory milestone-based earnout targets and make certain other technical changes to the timing and process for issuance of the 1,200,000 shares of Class A common stock subject to the other earn-out conditions set forth in the Business Combination Agreement.

The Business Combination closed on February 14, 2024, at which time the following occurred:

1. Each outstanding share of the Company’s convertible preferred stock was converted into the number of shares of Class A common stock calculated by dividing the liquidation preference by $10.00.

2. Each outstanding share of the Company’s common stock was converted into the number of shares of Class A common stock calculated by multiplying each share by the exchange ratio (the “Exchange Ratio”). The Exchange Ratio of 0.064452 was calculated by first subtracting the aggregate liquidation preference of outstanding preferred shares from $50 million, then dividing the result by the number of shares of the Company’s common stock outstanding and dividing by $10.00 per share.

3. Each holder of the Company’s common stock received a pro rata portion of up to 1.2 million Earnout Shares, 1,000,000 of which are subject to vesting upon the achievement of certain stock price-based earnout targets and 200,000 of which are subject to vesting upon a change of control, respectively.

4. Certain holders of the Company’s common stock received a pro rata portion of 875,000 Earnout Shares, which became fully vested upon the closing of the Business Combination.

CERo Therapeutics, Inc.

Notes to Financial Statements

5. Certain holders of the Company’s common stock received a pro rata portion of up to 1.0 million Earnout Shares, which are subject to vesting upon the Company’s filing an investigational new drug application with the FDA.

6. Each outstanding Company option was converted into an option to purchase a number of shares of Class A common stock, equal to the Company’s common shares underlying the option multiplied by the Exchange Ratio, at an exercise price per share equal to the Company option exercise price divided by the Exchange Ratio.

7. Each warrant to purchase the Company’s convertible preferred stock was converted into a warrant to acquire a number of shares of Class A common stock obtained by dividing the warrant as-if-exercised liquidation preference by $10.00, with the exercise price equal to the total Company warrant exercise amount divided by the number of shares of Class A common stock issuable upon exercise.

8. The Company’s convertible notes automatically converted into shares of New CERo Series A Preferred Stock, at a conversion price equal to $1,000 per share.

PIPE Financing

In February 2024, New CERo consummated a private placement of 10,039 shares of New CERo Series A Preferred Stock, par value $0.0001 per share (the “New CERo Series A Preferred Stock”), warrants to purchase 612,746 shares of common stock (the “Common Warrants”) and warrants to purchase 2,500 shares of Series A Preferred Stock (the “Preferred Warrants” and, together with the Common Warrants, the “PIPE Warrants”), pursuant to the Amended and Restated Securities Purchase Agreement, dated February 14, 2024, by and among the Company, PBAX and certain accredited investors (the “Initial Investors”) for aggregate cash proceeds to New CERo of approximately $10.0 million. On April 1, 2024, we consummated a private placement of 626 shares of Series B Preferred Stock, pursuant to the Securities Purchase Agreement, dated March 28, 2024, by and among us and certain accredited investors (the “Additional Investors” and, together with the Initial Investors, the “PIPE Investors”), for aggregate cash proceeds to us of approximately $0.5 million. Such private placement is expected to close on or around April 1, 2024. A portion of such Series A Preferred Stock was issued as consideration for the cancellation of outstanding indebtedness or securities of the Company, including a promissory note of PBAX and the Company’s convertible notes. Such transactions collectively are referred to as the “PIPE Financing.”